UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2017

America Great Health
(Exact name of registrant as specified in charter)

WYOMING
(State or other jurisdiction of incorporation)

0-27873	98-0178621
(Commission File Number)	(IRS Employer Identification No.)

1609 W Valley Blvd., #338,
Alhambra, CA 91803   28277
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (626) 576-1299

Crown Marketing
4350 Temple City Boulevard
El Monte, CA 91731
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective February 26, 2017, Mr. Jay Hooper resigned from his position as President, Vice President, Chief Executive Officer and Secretary, as well as a member of the board of directors of the Company.
Effective February 28, 2017, the board of directors (the “Board”) of the Company appointed Mr. Mike Wang, as interim President, Vice President, Chief Executive Officer and Secretary of the Company. Mr. Wang, 62, has 30 years extensive experiences in business management, strategic planning, innovation and promotion of health related products, which including medical devices, biotech supplements, natural cosmetic products, etc. Mr. Wang served as Chief Executive Officer and president of Health & Beauty Group Inc. from 2012 through 2017, and as Chief Executive Officer and Vice President of Mclay, Inc. from 2009 through 2017. Mr. Wang also served as President of USA Far Ocean Group, Inc. from 2004 through 2017.
On March 1, 2017, the Company held a special meeting of shareholders for election of new directors. Mr. Mike Wang was elected to serve as a member of the Board, effective immediately. With Mr. Jay Hooper’s resignation as a Board member, and Mr. Mike Wang’s appointment as a new Board member, the Board currently has one member.
 Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Years.

On March 1, 2017, we filed with the Secretary of State of the State of Wyoming an Articles of Amendment to change our corporate name from Crown Marketing to America Great Health. The Secretary of State of Wyoming certified the name change on March 16, 2017. A copy of Articles of Amendment and Certification of Name Change is attached as Exhibit 3.1 hereto and incorporated by reference.

We also submitted Company-Related Action Form with FINRA for the name change and sticker symbol change from “CWNM” to “AAGH” which is still pending approval. Our common stock will continue to trade under the ticker symbol “CWNM” until we receive approval from FINRA. Outstanding stock certificates for shares of the Company are not affected by the name change; they continue to be valid and need not be exchanged.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

(d) Exhibits
3.1	Articles of Amendment and Certification of Name Change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

AMERICA GREAT HEALTH

Date: May 16, 2017	By:	/s/ Mike Wang
Mike Wang
President